Exhibit 3.1(ai)

CERTIFICATE OF FORMATION

OF

BEAZER-SOUTH EDGE, LLC

The undersigned, desiring to form a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, as amended (the “Act”), executes the following Certificate of Formation:

Article One

The name of the limited liability company is “Beazer-South Edge, LLC” (the “Company”).

Article Two

The name of the registered agent of the Company and the street address of the registered office of the Company in the State of Delaware are as follows:

National Corporate Research, Ltd.

615 S. DuPont Highway

Dover, DE 19901

Article Three

The term of the Company shall be perpetual unless dissolved in accordance with the provisions of the Operating Agreement of the Company.

Article Four

The period of existence of the Company is perpetual until dissolution of the Company in accordance with the provisions of its Limited Liability Company Agreement (the “LLC Agreement”) or the Act.

Article Five

The business and affairs of the Company shall be managed by a single manager; in accordance with the procedures prescribed in the LLC Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of this 23rd day of September, 2011.

By:	/s/ Kenneth F. Khoury
Ken Khoury, Authorized Person

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

BEAZER-SOUTH EDGE, LLC

FIRST: The name of the Limited Liability Company is Beazer-South Edge, Inc. (the “Company”).

SECOND: The Certificate of Formation of the Company is hereby amended as follows:

“Article One

The name of the limited liability company is “Beazer-Inspirada LLC (the “Company”).”

IN WITNESS WHEREOF, the undersigned has executed this certificate on the 10th day of February, 2012.

By:	/s/ Kenneth F. Khoury
Authorized Person